Exhibit 10.4

April 30, 2008

Mr. Michael J. Soenen
55 East Erie
Unit #4902
Chicago, IL  60611

Dear Michael:

                This is to memorialize the agreement that has been reached regarding your employment following the consummation of the transactions contemplated by the Agreement and Plan of Merger dated April 30, 2008 (the “Merger Agreement”), by and among United Online, Inc. (“United Online”), UNOLA Corp., an indirect wholly-owned subsidiary of United Online (“Merger Sub”), and FTD Group, Inc. (individually and together with its subsidiaries, “FTD”), whereby Merger Sub will merge with and into FTD (the “Merger”).  This agreement is conditioned upon, and shall be effective upon, the consummation of the Merger (the “Effective Date”).  In the event the Merger is not consummated, this agreement shall be of no force or effect.

1.                                       Position; Term.  You currently serve as Chief Executive Officer and President of FTD and Florists’ Transworld Delivery Inc.  Following the Merger, FTD will continue to employ you, and you hereby agree to be employed, on a full-time basis, from and after the Effective Date until December 31, 2008, or such earlier termination date as may be designated by FTD or United Online upon ten (10) days’ written notice to you or pay in lieu thereof (the “Termination Date,” with the period from the Effective Date until the Termination Date herein referred to as the “Term”).  During the Term, you will have such duties and responsibilities consistent with your position or such other duties and responsibilities as may be determined from time to time by the Chief Executive Officer of United Online, and you hereby agree to discharge such duties and responsibilities faithfully and to the best of your ability.

2.                                       Salary and Benefits; Bonus.  During the Term, you will be paid at your current annualized base salary rate of $750,000.00, payable in regular installments in accordance with FTD’s standard payroll practices.  You will continue to be eligible to participate in the employee benefit plans that are made generally available to FTD’s senior executives.  In addition, you will receive a bonus equal to 100% of the base salary earned by you from FTD during the Term, payable within ten (10) days following the Term, in lieu of any MIP Bonus that may otherwise be payable to you under the Management Incentive Plan.

3.                                       Consultancy.  FTD shall have the option at the conclusion of the Term, upon at least 10 days’ prior written notice to you in accordance with Section 8 below, to continue to engage you as a consultant on a monthly basis until March 15, 2009 at a consulting fee of up to $50,000.00 per month for up to twenty (20) hours per week of consulting services, or at a prorated fee for such lesser number of hours per week, if any, as may be agreed in advance by you and FTD (which such consulting fee, if any, shall be paid to you in accordance with FTD policies but in no event later than March 15, 2009).  Such consulting fee will be prorated for any partial month of consultation.  FTD shall reimburse you for actual and reasonable business expenses incurred in performing such consulting services in accordance with FTD policies. You hereby agree to provide your consulting services on such basis, if so requested by FTD.

4.                                       Transaction Bonus; Non-Compete.  Subject to and upon consummation of the Merger, you will receive a transaction bonus (the “Transaction Bonus”) in the amount of $3,000,000, which will be paid in a lump sum within ten (10) business days following the Effective Date.  In consideration of such Transaction Bonus, you have agreed to enter into a Confidentiality and Non-Competition Agreement with Florists’ Transworld Delivery Inc., dated as of April 30, 2008, the terms and conditions of which are hereby incorporated by this reference and an executed copy of which is appended hereto as Exhibit A.

5.                                       Withholding and Payroll Taxes.  All forms of compensation payable pursuant to the terms of this agreement are subject to applicable withholding and payroll taxes.

6.                                       At-Will Employment.  You acknowledge that nothing in this agreement creates a contract for employment for any specific duration and that your employment shall be terminable “at-will,” meaning that either FTD or you can terminate the relationship at any time, with or without reason or advance notice.

7.                                       Property.  You will be entitled to keep in your possession indefinitely any computer, cell phone, pager, “Blackberry” or other PDA provided by FTD during the course of your employment and consultancy, provided that, following the termination of your services to FTD, you have returned to the FTD any and all property of FTD and its affiliates in your possession and have erased and destroyed all files, records, documents, computer disks, computer files, contact lists, and all other company information from such computer, cell phone, pager, “Blackberry” or other PDA after first confirming that FTD has a copy of such company information.

8.                                       Notices. Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, by fax, if deposited in the U.S. mails, postage prepaid, for mailing by registered or certified mail or if sent by reputable overnight courier.

If to FTD, such notice shall be sent to:

Mr. Mark R. Goldston
c/o United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, CA   91367

If to you, such notice shall be sent to:

Mr. Michael J. Soenen
55 East Erie
Unit #4902
Chicago, IL  60611

Either party may change its address for notice purposes by giving the other party notice of such change in accordance with this Section.

9.                                       Miscellaneous.  This letter agreement supersedes any previous agreement or offer between you and FTD or United Online relating to the subject matter hereof, whether written or oral; provided that, this letter agreement is not intended, and shall not be construed, to affect your rights under the Merger Agreement, including but not limited to your right to indemnification and directors’ and officers’ insurance coverage as set forth therein.  You understand and agree that this letter agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this letter agreement, supersedes any prior agreement, understanding or negotiations respecting such subject.  No change to or modification of this letter agreement shall be valid or binding unless it is in writing and signed by you and the Chief Executive Officer of United Online.  You acknowledge and agree that you will be subject to and are required at all times to abide by all of the applicable personnel policies and procedures of FTD and United Online, as amended from time to time.  This letter agreement is not assignable by you.  This letter agreement may be assigned by FTD to its affiliates or successors with the written consent of the Chief Executive Officer of United Online.  This agreement shall inure to the benefit of and be binding upon the heirs, representatives, successors and permitted assigns of each of the parties to it.

                Please acknowledge your acceptance of the terms described in this letter by signing below and return the signed original to me at your earliest convenience.  A copy of this letter agreement is enclosed for your retention.

Sincerely yours,

Florists’ Transworld Delivery, Inc.

By:	/S/ BECKY A. SHEEHAN
Becky A. Sheehan
Executive Vice President and Chief Financial Officer

Acknowledged and agreed:

/S/ MICHAEL J. SOENEN
Michael J. Soenen

April 30, 2008
Date

Acknowledged:

/S/ MARK R. GOLDSTON
Mark R. Goldston Chairman, President and Chief Executive Officer, United Online Inc.